EXHIBIT 99.1

For Immediate Release

COST REDUCTIONS AND IMPROVED PRODUCTION EFFICIENCIES REFLECTED IN DIGITAL ALLY’S THIRD QUARTER
OPERATING RESULTS

REVENUE IMPROVES 23% FROM SECOND QUARTER LEVELS

OVERLAND PARK, Kansas (October 26, 2011) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the third quarter and first nine months of 2011.  An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, October 27, 2011 (see details below).

For the three months ended September 30, 2011, the Company’s revenue declined 17% to approximately $5.8 million, compared with revenue of approximately $7.0 million in the third quarter of 2010, reflecting lower domestic sales that were partially offset by higher international sales.  However, revenue during the most recent quarter was approximately 23% higher than that recorded in the second quarter of 2011.  The improvement in third quarter revenue was primarily due to sales of new products and a significant improvement in international sales. The average order size decreased from approximately $5,900 in the third quarter of 2010 to $3,600 in the third quarter of 2011, reflecting reduced full fleet deployments by budget-constrained law enforcement agencies and the fact that new products introduced in 2010 and 2011 (FirstVU, Laser Ally, Thermal Ally, DVM-250 and DVM-100) all have lower average selling prices than the Company’s DVM-500 Plus and DVM-750 digital video mirror lines.  Domestic sales declined 29% in the third quarter of 2011 to approximately $4.6 million, compared with approximately $6.5 million in the year-earlier quarter and were relatively unchanged from $4.6 million in the second quarter of 2011.  International sales increased 118% to $1,217,715 from prior-year levels ($559,121) and 913% when compared with the second quarter of 2011 ($120,254).

Gross profits declined 9% to $2,989,496 in the most recent quarter, compared with $3,284,645 in the prior-year quarter.  However, as a percentage of total revenue, gross profit margins improved to 51.4% in the third quarter of 2011, compared with 46.8% in the third quarter of 2011 and 41.4% in the quarter ended June 30, 2011. The significant improvement in gross profit margins relative to the second quarter of 2011 reflects better supply sourcing, overhead cost reductions, a more favorable sales mix as newer and higher-margin products gained traction, and further reductions in inventory levels that allowed the Company to sell the DVM-500 Plus in a manner that reflects its improved component cost and overhead structures.

Selling, General and Administrative (“SG&A”) expenses declined 20% to $3,081,936 (52.9% of revenue) in the three months ended September 30, 2011, versus $3,876,646 (55.2% of revenue) in the third quarter of 2010.  The overall decline in SG&A expenses reflects the success of the Company’s cost containment initiative that commenced in the first quarter of 2011 and which has reduced the Company’s quarterly “cash burn rate” by approximately $1 million.  This is consistent with the Company’s previously stated goal to reduce annualized SG&A expenses by approximately $4 million.

Research and Development (“R&D”) expenses of $719,773 in the most recent quarter were approximately 20% below prior-year levels ($900,210), primarily due to the success of cost containment efforts and increased scrutiny of engineering resources that have improved the development cycle and costs associated with new products.  During the most recent quarter, the Company introduced its DVM-100 in-car digital video system, which followed the introduction of the DVM-250 event recorder in the first quarter of 2011.  Management expects the number of engineers devoted to research and development activities to decrease during the balance of 2011 because several of the Company’s development products are now completed and the number of engineers necessary to support the DVM-500 Plus and DVM-750 products continues to decline.

Selling, advertising and promotional expenses declined 2% to $655,267 in the third quarter of 2011, compared with $669,216 in the prior-year quarter, due to the sales decline relative to the prior-year period, partly offset by the restructuring of law enforcement sales agents and the hiring of direct sales employees that focus on the new DVM-250 product and development of the commercial fleet sales channel.

Stock-based compensation expense decreased 50% to $192,221 in the most recent quarter due to longer amortization periods related to January 2011 stock option grants when compared with $387,674 in stock compensation expense in the prior-year quarter.

General and administrative expenses declined by 21% to $1,514,675 in the quarter ended September 30, 2011, versus $1,919,546 in the three months ended September 30, 2010, primarily due to headcount reductions; cuts in the base salaries of the Company’s officers that became effective January 30, 2011; the resolution of certain litigation matters in 2010; and the impact of other cost containment measures.

The Company reduced its operating loss by 84% to ($92,440) in the third quarter of 2011, compared with an operating loss of ($592,001) in the prior-year quarter.  The operating loss in the most recent quarter represented a 92% improvement relative to the operating loss of ($1,099,448) that was recorded in the three months ended June 30, 2011.

Interest income increased slightly to $5,703 and the Company incurred $76,181 of interest expense on borrowings in the third quarter of 2011.  Interest income and interest expense totaled $4,623 and $4,583, respectively, in the year-earlier period.

A pretax loss of ($162,918) was recorded in the quarter ended September 30, 2011, versus a pretax loss of ($591,961) in the quarter ended September 30, 2010 and a pretax loss of ($1,134,903) in the quarter ended June 30, 2011.  The Company recorded a net loss of ($162,918) in the most recent quarter, compared with a net loss of ($438,961) in the third quarter of 2010 and a net loss of ($1,134,903) in the second quarter of 2011.  No income tax provision or benefit was recorded during the second or third quarters of 2011, whereas the Company recorded an income tax benefit of $153,000 in the third quarter of 2010. The Company did not record an income tax benefit relative to its pretax losses in the second or third quarters of 2011 because it continues to provide a full valuation allowance on deferred tax assets, including net operating loss carry forwards.

The Company reported a net loss of ($0.01) per share in the three months ended September 30, 2011, compared with a net loss of ($0.03) per share in the year-earlier period and a net loss of ($0.07) per share in the three months ended June 30, 2011.

On a non-GAAP basis, the Company reported adjusted net income (before income taxes, depreciation, amortization, interest expense and stock-based compensation), a non-GAAP financial measure, of $453,590, or $0.03 per diluted share, in the quarter ended September 30, 2011, versus an adjusted net loss of ($17,479), or ($0.00) per share, in the quarter ended September 30, 2010.  (Non-GAAP adjusted loss is described in greater detail in a table at the end of this news release).

“We are very pleased to report a significant improvement in revenue and a 92% reduction in operating loss in the third quarter of 2011, when compared with the second quarter of 2011,” commented Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “While domestic sales declined 28% from the year-earlier period, as lower tax revenues continued to negatively impact equipment spending by many law enforcement agencies, international sales more than doubled from year-earlier levels in the most recent quarter.  Of even greater importance to our bottom line, gross profit margins improved to 51.4% of sales in the quarter ended September 30, 2011, compared with 46.8% in the quarter ended September 30, 2010 and 41.4% in the second quarter of 2011.  Gross margins benefited from cost reduction initiatives that were implemented in the first quarter of 2011 and from the growing contribution of higher-margin new products to our sales mix in the most recent quarter.  Despite a 17% year-over-year decline in revenue during the most recent quarter, we were able to reduce our operating loss by 84% to ($92,440) when compared with an operating loss of ($592,001) in the year-earlier period.”

“While the U.S. and global economic environments remain soft, and a significant number of budget-constrained law enforcement agencies are unable to deploy new equipment across their entire vehicle fleets, we are optimistic that Digital Ally’s operating performance can improve in this year’s fourth quarter and in 2012,” continued Ross.  “With inventories of higher-cost products much lower than a year ago, a transition to lower-cost components provided by our outsourcing partners now underway, and an improving sales mix as higher-margin new products gain traction in the marketplace, we continue to target improvements in gross profit margins over the next few quarters.”

“We are confident that the significant investments we have made in developing new products during the past two years will pay healthy dividends in the future.  With the recent introductions of our new DVM-100 and DVM-400 systems, we can now provide law enforcement agencies one of the broadest selections of in-car video product features and price points.  Completion of the DVM series allows Digital Ally to serve the needs of virtually any size law enforcement agency, ranging from budget-constrained small-town police departments to large metropolitan, federal and/or state agencies.  Digital Ally also introduced its new OnCommand IS-1 Laptop/MDC Interface Software and its LIDARCam and DragonCAM extensions to the Company’s LIDAR speed enforcement product line at last week’s IACP Conference in Chicago.”

“Outside the law enforcement field, we are poised to take advantage of a large market opportunity with our DVM-250 event recorder, which is designed to address the safety and liability requirements of commercial vehicle fleet operators.  Earlier this year, we announced our first significant DVM-250 order from one of the largest ambulance service providers in the United States.  In recent months, we have developed the sales and marketing infrastructure to pursue potential customers that operate vehicle fleets in a number of different industries, including taxicab, bus, limousine, and motor coach operators; utility, telecommunication, package delivery, and distribution companies; government agencies; and even passenger vehicles.  Uses of event recorders include driver training, personal protection and monitoring, protection against liability and workman’s compensation claims, and personal documentation of events.  In the aggregate, we believe the market for event recorders in the transportation industry is larger than the law enforcement market opportunity, and we expect sales of the DVM-250 to increase significantly in the upcoming year.”

“Although we recorded a modest operating loss in the third quarter of 2011, I am delighted to report that net cash provided by operating activities totaled $1,009,347 during the first nine months of 2011, compared with $679,014 of net cash used in operating activities in the corresponding period of last year.  This represented an improvement of almost $1.7 million in operating cash flows, which benefited significantly from reductions in inventories and accounts receivable.  Our balance sheet improved during the first nine months of the year as well, with cash and cash equivalents rising 109% to $1,304,290 as of September 30, 2011 when compared with $623,475 at December 31, 2010.  During the nine months ended September 30, 2011, inventory levels were reduced by 34%, accounts receivable declined by 17%, and we reduced our outstanding accounts payable by 60%.  Meanwhile, we entered into a new $1.5 million unsecured credit facility with a private third-party lender in June and used the borrowings under it to fully repay our bank line of credit.  The new credit facility does not mature until May 30, 2012 and requires us to pay interest-only on a monthly basis until the maturity date.  With $9.1 million in working capital available and most of our major product development programs substantially complete, the Company is financially well-positioned to pursue its strategic objectives.  We expect additional inventory to be converted to cash as customer orders are received and shipments occur during the balance of 2011 and believe the Company has ample liquidity to support its current operations.”

“Although economic uncertainties still exist and many challenges lie ahead, I am cautiously optimistic that Digital Ally is in the early stages of a turnaround that hopefully will significantly enhance shareholder values over the next several years,” concluded Ross.

For the nine months ended September 30, 2011, the Company’s revenue declined 19% to approximately $15.3 million, compared with revenue of approximately $18.9 million in the first nine months of 2010. Domestic sales declined 26% to approximately $13.5 million, compared with approximately $18.2 million in the nine months ended September 30, 2010.  International sales increased 164% to $1,786,641 in the first nine months of 2011, versus $676,069 in the first nine months of 2010.

Gross profits declined 27% to $6,930,826 (45.3% of revenue) in the first nine months of 2011, compared with $9,498,155 (50.3% of revenue) in the prior-year period.  Total Selling, General and Administrative (“SG&A”) expenses declined 22% to $9,253,383 (60.5% of revenue), versus $11,816,226 (62.7% of revenue) in the corresponding period of the previous year.  The decline in SG&A expenses was partially offset by approximately $450,000 in non-recurring costs during the first quarter of 2011 that were related to the severance of former employees and the realignment of the Company’s independent domestic and international sales organizations.

The Company reported an operating loss of ($2,322,557) in the first nine months of 2011, compared with an operating loss of ($2,318,071) in the nine months ended September 30, 2010.

Interest income decreased to $12,464, and the Company incurred $135,017 of interest expense on borrowings in the first nine months of 2011.  Interest income and interest expense totaled $18,864 and 4,583, respectively, in the year-earlier period.

A pretax loss of ($2,445,110) was recorded in the nine months ended September 30, 2011, versus a pretax loss of ($2,303,790) in the nine months ended September 30, 2010.  The Company recorded a net loss of ($2,445,110), compared with a net loss of ($1,555,790) in the comparable 2010 period.  No income tax provision or benefit was recorded during the first nine months of 2011, whereas the Company recorded an income tax benefit of $748,000 in the first nine months of 2010. The Company did not record an income tax benefit relative to its pretax loss in the first nine months of 2011 because it continues to provide a full valuation allowance on deferred tax assets, including net operating loss carry forwards.

The Company reported a net loss of ($0.15) per share in the nine months ended September 30, 2011, compared with a net loss of ($0.09) per share in the year-earlier period.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of ($913,740), or ($0.06) per share, in the nine months ended September 30, 2011, versus an adjusted net loss of ($328,588), or ($0.02) per diluted share, in the first nine months of 2010.  (Non-GAAP adjusted loss is described in greater detail in a table at the end of this news release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expense, (3) interest expense and (4) share-based compensation expense pursuant to Accounting Standards Codification (ASC 718).

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Time  (EDT) tomorrow, October 27, 2011, to discuss its operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Digital Ally, Inc. Conference Call” a few minutes before 11:15 a.m. EDT on October 27, 2011.  The call will also be broadcast live on the Internet at www.videonewswire.com/event.asp?id=83109.  A replay of the conference call will be available one hour after the completion of the conference call until 9:00 a.m. on Monday, December 26, 2011 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 10005798.

The call will also be archived for review on the Internet through December 26, 2011, at www.videonewswire.com/event.asp?id=83109 and on the Company’s website at www.digitalallyinc.com.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its operating results in the future given the current economic environment; whether it will be able to improve its gross profit margins; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings as scheduled, including its ability to obtain the required components and products on a timely basis, and have them perform as planned; its ability to achieve improved production and other efficiencies to improve its gross and operating margins; its ability to maintain or expand its share of the markets for its products in which it competes; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the DVM-100 In-Car Video System and the DVM-250 Video Event Recorder; whether the initial interest in its new products will translate into future sales; whether its international marketing initiatives will result in a rebound in its revenues outside of the U.S.;  whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2010 and its Form 10-Q for the three and nine months ended September 30, 2011, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:
Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2011 AND DECEMBER 31, 2010
(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$1,304,290	$623,475
Accounts receivable-trade, less allowance for doubtful accounts of $114,700 - 2011 and $110,000 – 2010	3,957,363	4,779,553
Accounts receivable-other	185,906	345,711
Inventories	6,714,903	10,088,285
Prepaid expenses	389,179	341,584

Total current assets	12,551,641	16,178,608

Furniture, fixtures and equipment	4,099,604	3,352,372
Less accumulated depreciation and amortization	3,024,333	2,307,244

	1,075,271	1,045,128

Intangible assets, net	265,907	293,577
Other assets	100,398	91,133

Total assets	$13,993,217	$17,608,446

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,264,170	$3,157,033
Subordinated note payable, net of discount of $84,274	1,415,726	—
Line of credit	—	1,500,000
Accrued expenses	764,815	728,479
Income taxes payable	11,275	25,625
Customer deposits	1,878	2,642

Total current liabilities	3,457,864	5,413,779

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; shares issued: 16,662,218 – 2011 and 16,652,218 – 2010	16,662	16,652
Additional paid in capital	22, 435,353	21,649,567
Treasury stock, at cost (shares: 508,145 – 2011 and 508,145 - 2010)	(2,157,226)	(2,157,226)
Accumulated deficit	(9,759,436)	(7,314,326)

Total stockholders’ equity	10,535,353	12,194,667

Total liabilities and stockholders’ equity	$13,993,217	$17,608,446

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2011 AND 2010
 (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Product revenue	$5,620,823	$6,812,137	$14,817,639	$18,343,159
Other revenue	197,070	211,034	473,200	509,879

Total revenue	5,817,893	7,023,171	15,290,839	18,853,038
Cost of revenue	2,828,397	3,738,526	8,360,013	9,354,883

Gross profit	2,989,496	3,284,645	6,930,826	9,498,155
Selling, general and administrative expenses:
Research and development expense	719,773	900,210	2,139,277	2,595,801
Selling, advertising and promotional expense	655,267	669,216	1,664,584	2,108,208
Stock-based compensation expense	192,221	387,674	636,069	1,370,346
General and administrative expense	1,514,675	1,919,546	4,813,453	5,741,871

Total selling, general and administrative expenses	3,081,936	3,876,646	9,253,383	11,816,226

Operating loss	(92,440)	(592,001)	(2,322,557)	(2,318,071)

Interest income	5,703	4,623	12,464	18,864
Interest expense	(76,181)	(4,583)	(135,017)	(4,583)

Loss before income tax benefit	(162,918)	(591,961)	(2,445,110)	(2,303,790)
Income tax benefit	—	153,000	—	748,000

Net loss	$(162,918)	$(438,961)	$(2,445,110)	$(1,555,790)

Net loss per share information:
Basic	$(0.01)	$(0.03)	$(0.15)	$(0.09)
Diluted	$(0.01)	$(0.03)	$(0.15)	$(0.09)

Weighted average shares outstanding:
Basic	16,154,073	16,144,073	16,151,077	16,652,218
Diluted	16,154,073	16,144,073	16,151,077	16,652,218

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 FILED WITH THE SEC)

DIGITAL ALLY, INC.
RECONCILIATION OF NET (LOSS) TO NON-GAAP ADJUSTED NET INCOME (LOSS)
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2011 AND 2010
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net (loss)	$(162,918)	$(438,961)	$(2,445,110)	$(1,555,790)
Non-GAAP adjustments:
Income tax benefit	—	(153,000)	—	(748,000)
Stock-based compensation	192,221	387,673	636,069	1,370,346
Depreciation and amortization	348,106	182,226	760,284	600,273
Interest expense	76,181	4,583	135,017	4,583

Total Non-GAAP adjustments	616,508	421,482	1,531,370	1,227,202

Non-GAAP adjusted net income (loss)	$453,590	$(17,479)	$(913,740)	$(328,588)

Non-GAAP adjusted net income (loss) per share information:
Basic	$0.03	$(0.00)	$(0.06)	$(0.02)
Diluted	$0.03	$(0.00)	$(0.06)	$(0.02)

Weighted average shares outstanding:
Basic	16,154,073	16,144,073	16,151,077	16,652,218
Diluted	16,154,073	16,144,073	16,151,077	16,652,218

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(Unaudited)

	2011	2010
Cash Flows From Operating Activities:
Net loss	$(2,445,110)	$(1,555,790)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	760,284	600,273
Stock based compensation	636,069	1,370,346
Provision for inventory obsolescence	13,662	(5,397)
Provision for doubtful accounts receivable	4,700	—
Deferred tax (benefit)	—	(763,000)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	817,490	2,131,293
Accounts receivable - other	159,805	136,741
Inventories	2,925,403	(2,069,574)
Prepaid expenses	17,950	(193,372)
Other assets	(9,265)	(7,522)
Increase (decrease) in:
Accounts payable	(1,892,863)	824,607
Accrued expenses	36,336	(1,111,912)
Income taxes payable	(14,350)	4,217
Customer deposits	(764)	(39,924)

Net cash provided by (used in) operating activities	1,009,347	(679,014)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(229,555)	(255,058)
Additions to intangible assets	(23,977)	(29,006)

Net cash used in investing activities	(253,532)	(284,064)

Cash Flows from Financing Activities:
Proceeds from issuance of subordinated note payable	1,500,000	—
Change in line of credit	(1,500,000)	1,250,000
Deferred issuance costs for subordinated note payable	(75,000)	—
Proceeds from exercise of stock options and warrants	—	95,300
Deficiency in tax benefits related to stock-based compensation	—	(5,000)
Purchase of common shares for treasury	—	(469,761)

Net cash (used in) provided by financing activities	(75,000)	870,539

Net increase in cash and cash equivalents	680,815	(92,539)
Cash and cash equivalents, beginning of period	623,475	183,150

Cash and cash equivalents, end of period	$1,304,290	$90,611

Supplemental disclosures of cash flow information:
Cash payments for interest	$60,109	$4,583

Cash payments for income taxes	$—	$15,783

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$10	$58,750

Common stock surrendered as consideration for exercise of stock options	$—	$833,991

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 FILED WITH THE SEC)